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                                                                   EXHIBIT 10.17

                                    July 30, 1999



Mr. Stephen D. Sellers
Mr. John V. Hanke
The Big Network, Inc.
2680 Bancroft Way
Berkeley, CA 94704

     Re: Agreement and Plan of Reorganization by and among eUniverse, Inc. (the "Company"), The Big Network, Inc. ("BNI") and certain shareholders of BNI (the "Agreement")

Dear Messrs. Sellers and Hanke:

In connection with and in consideration of the above-referenced transaction, this letter confirms our agreement that, commencing on the Closing Date of the Agreement and until such time that neither Steve Sellers or John Hanke are employed by the Company, Brad Greenspan shall vote his shares of capital stock in the Company to elect either Steve Sellers or John Hanke (as mutually agreed by Sellers and Hanke) to serve as a member of the Board of Directors of the Company. Accordingly, to effectuate the foregoing, the parties hereby further agree as follows:

     1. Brad D. Greenspan and Charles Beilman shall vote all shares of capital stock of the Company collectively owned by them for the election of the person nominated by Messrs. Sellers and Hanke to the Board of Directors;

     2. Effective as of the first date that both Mr. Sellers and Mr. Hanke are no longer employed by the Company, the person nominated to the Board of Directors of the Company by Messrs. Sellers and Hanke will resign as a member of the Board of Directors of the Company.

     Kindly acknowledge receipt and agreement to the foregoing by signing in the appropriate space below and returning an executed copy of this letter agreement to the undersigned at the address stated above.
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                                             Sincerely,



                               Brad D. Greenspan    Charles Beilman


ACCEPTED AND AGREED TO
this ___ day of July, 1999.


_____________________________
Stephen D. Sellers



_____________________________
John V. Hanke